Exhibit 10.2

CBRL GROUP, INC.
and
SUBSIDIARIES

FY 2007 Mid-Term Incentive and Retention Plan

ARTICLE I
General

1.1  Establishment of the Plan. Pursuant to the 2002 Omnibus Incentive Compensation Plan (the "Omnibus Plan"), the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of CBRL Group, Inc. (the “Company”) hereby establishes this FY 2007 Mid-Term Incentive and Retention Plan (the "MTIRP").

1.2  Plan Purpose. The purposes of this MTIRP are to reward officers of the Company and its principal operating subsidiaries for the Company's financial performance during fiscal year 2007, to attract and retain the best possible executive talent, to motivate officers to focus attention on long-term objectives and strategic initiatives, and to further align their interests with those of the shareholders of the Company.

1.3  MTIRP Subject to Omnibus Plan.  This MTIRP is established pursuant to, and it comprises a part of the Omnibus Plan. Accordingly, all of the terms and conditions of the Omnibus Plan are incorporated in this MTIRP by reference as if included verbatim. In case of a conflict between the terms and conditions of the MTIRP and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue.

ARTICLE II
Definitions

2.1  Omnibus Plan Definitions. Capitalized terms used in this MTIRP without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

2.2  Other Definitions. In addition, whenever used in this MTIRP, the following terms have the meanings set forth below:

(a)  "Cause," in addition to those reasons specified in the Omnibus Plan, also includes unsatisfactory performance or staff reorganizations.

(b)  "MTIRP Award" means an Award of Restricted Stock or Restricted Stock and cash determined and authorized as provided in this MTIRP.

(c)  “Net Operating Investment” means, as of the end of any of the Company’s fiscal quarters, and excluding the effect of discontinued operations, the total of current assets minus current liabilities minus cash and equivalents plus current maturities of long-term debt (including revolver balances included in current liabilities) plus net property, plant and equipment (P.P. & E.) plus capitalized operating leases (calculated at 8 times last-twelve-months non-billboard rent expense).

(d)  “Payout Amount” means, for each Participant, a number equal to that Participant's Target Award multiplied by the applicable Payout Percentage.

(e)  “Payout Percentage” means the percentage determined according to the relative 2007 Revenue Growth and 2007 ROANOI (Return on Average Net Operating Investment) as set forth on Schedule A attached to and part of this MTIRP; however, the Payout Percentage shall never be less than 50% nor greater than 200%.

(f)  "Payout Date" means the first business day of the Company's 2010 fiscal year or as soon as practical thereafter.

(g)  “Performance Period” means the Company's 2007 fiscal year.

(h)  “Restricted Stock” means shares of Common Stock that may be earned under the MTIRP, which shares, once determined as of the end of the Company's 2007 fiscal year, if the applicable Qualified Performance Measures are satisfied, shall vest, without further or additional conditions, at the end of the Company's 2009 fiscal year.

(i)  "Retirement" (or the correlative "Retire" or "Retires") means the voluntary termination of employment by a Participant in good standing under this MTIRP at a time when the age of the Participant plus the Participant's years of service with the Company, its predecessors or subsidiaries is equal to or greater than 65.

(j)  “Target Award” means an amount equal to a Participant's applicable base salary for the Company's 2007 fiscal year multiplied by that Participant's Target Percentage.

(k)  “Target Percentage” means a percentage applicable to each Participant that has been established by the Committee within the first 90 days of the Company's 2007 fiscal year or, in the case of new hires or Participants who are promoted, established at the time of hiring or promotion, consistent with those established for the same or similar position by the Committee within the first 90 days of the 2007 fiscal year.

(l)      “2007 Average Net Operating Investment” means the arithmetic average of Net Operating Investment, determined as of the end of the Company’s 2006 fiscal year and at the end of each of the four quarters of the Company’s 2007 fiscal year (5 periods).

(m)  “2007 Revenue Growth” means the percentage increase in the Company's total revenue from continuing operations (i.e., excluding revenue from discontinued operations) during the Company's 2007 fiscal year (excluding, in either case, extraordinary gains or losses and the effects of any acquisitions (other than the opening of restaurant facilities by the Company or a Subsidiary in the ordinary course of business)) when compared to the Company's total revenue from continuing operations (i.e., excluding revenue from discontinued operations) during the Company's 2006 fiscal year.

(n)  “2007 ROANOI” shall be calculated by dividing: (1) the product of (x) the Company's operating income plus non-billboard rent expense (both from continuing operations) times (y) one minus the Company’s actual tax rate used in determining net income from continuing operations for fiscal 2007 (before extraordinary gains or losses and any acquisitions) by (2) 2007 Average Net Operating Investment.

ARTICLE III
Eligibility and Participation

3.1  Eligibility. The Participants in the MTIRP shall be those persons designated by the Committee during the first 90 days of the Company's 2007 fiscal year or new hires or those persons who may be promoted and are designated as Participants by the Committee at the time of hiring or promotion. No new Participants are eligible after the third fiscal quarter of 2007.

ARTICLE IV
Awards

4.1  Qualified Performance Measures. The Qualified Performance Measures for the MTIRP shall be a combination of the 2007 Revenue Growth and 2007 ROANOI as specified in this MTIRP.

4.2  MTIRP Awards. MTIRP Awards shall consist either of 100% Restricted Stock or 50% Restricted Stock and 50% cash. Participants, prior to August 25, 2006, may elect whether the Award will consist of all Restricted Stock or 50% cash and 50% Restricted Stock. The failure to elect shall be deemed an election to receive 100% Restricted Stock. The number of shares of Restricted Stock making up an Award shall be determined by dividing the Payout Amount (or 50% of the Payout Amount if a Participant has elected to receive 50% cash and 50% Restricted Stock) by the Fair Market Value of the Common Stock on the last trading day of the Performance Period.

4.3  Payment of Performance Awards. After the close of the Performance Period, the Committee shall certify in writing the achievement of the applicable Qualified Performance Measures and the amounts of any Awards payable to the Participants under all applicable formulas and standards. The Restricted Stock, together with any cash portion of any Award (if a Participant has elected 50% cash and 50% Restricted Stock) and accumulated dividends pursuant to Section 6.1 of this document shall thereafter be distributed, subject to forfeiture or lapse as provided in this MTIRP, to each Participant within a reasonable time following the Payout Date.

ARTICLE V
Termination of Employment

5.1  Termination of Employment Other Than For Cause. When a Participant Retires or a Participant’s employment is terminated for any reason other than for Cause or voluntary resignation, the Award shall be reduced to reflect only employment prior to that termination. The reduced award shall be based upon the number of calendar months of employment from the beginning of the Performance Period until the date of such termination. In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers. The pro-rated Award thus determined shall be payable at the time specified in Section 4.3.

5.2  Termination of Employment For Cause. If, prior to the Payout Date, a Participant’s employment is terminated for Cause (of which the Committee shall be the sole judge), or the Participant voluntarily resigns (other than through Retirement), all of the Participant’s rights to an MTIRP Award for the Performance Period shall be forfeited.

ARTICLE VI
Certain Rights of Participants

6.1  Shareholder. Dividends payable on Common Stock after the Performance Period but before the Payout Date shall accrue on Restricted Stock awarded pursuant to this MTIRP and they shall be payable, without interest, to Participants along with the remainder of the Award following the Payout Date. Except as set forth in the preceding sentence, Participants shall have no rights as shareholders with respect to any Restricted Shares until after the Payout Date.

ARTICLE VII
Change in Control

7.1  Effect of Change in Control. In the event of a Change in Control prior to the Payout Date, an MTIRP Award that has not expired or been forfeited shall be deemed to have been earned and shall become fully payable and the assumption shall be made that all Qualified Performance Measures have been fully achieved throughout the entire Performance Period. If a Participant is not fully vested in his or her MTIRP Award upon a Change in Control, that Participant’s entire MTIRP Award shall be fully vested effective the day prior to the date of the Change in Control. The entire MTIRP Award shall be paid to the Participant as soon as administratively possible, but no later than 30 days following a Change in Control.